Exhibit 5.1

June 1, 2015

Precision Castparts Corp.

4650 S.W. Macadam Avenue, Suite 400

Portland, Oregon 97239-4262

Ladies and Gentlemen:

We have acted as counsel to Precision Castparts Corp., an Oregon corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (File No. 333-185095) (as amended or supplemented, the “Registration Statement”) filed on November 21, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”), relating to the registration of the offer by the Company of an indeterminate number of debt securities. The Registration Statement was automatically effective when filed. The Company filed our opinion letter dated November 21, 2012 as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement dated June 1, 2015 (the “Prospectus Supplement”) and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of the following securities (the “Notes”) covered by the Registration Statement: $2,000,000,000 aggregate principal amount of notes as follows: $550,000,000 of 2.250% Senior Notes due 2020; $850,000,000 of 3.250% Senior Notes due 2025; $275,000,000 of 4.200% Senior Notes due 2035; and $325,000,000 of 4.375% Senior Notes due 2045. The Notes are to be issued under the Indenture dated December 17, 1997, between the Company and U.S. Bank National Association (the “Trustee”), as amended and supplemented through the Twenty-Seventh Supplemental Indenture dated June 10, 2015 between the Company and the Trustee (the “Indenture”).

We have reviewed the documents and considered questions of law we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. The opinion set forth below is limited to the laws of New York.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all

Precision Castparts Corp.

June 1, 2015

items submitted to us as copies. We have also assumed that, in each case on or before the date the Notes are issued: the Trustee has the power and authority to execute and deliver, and to perform its obligations under, the Indenture; the Trustee has duly authorized, executed and delivered the Indenture; the Indenture constitutes the legal, valid and binding obligations of the Trustee, enforceable against it in accordance with its terms; and the Indenture has been duly authenticated by the Trustee.

Based on the foregoing, we are of the opinion that the Notes, when issued, executed and authenticated in accordance with the provisions of the Indenture, will be binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and general principles of equity.

We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP